Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N E W S      R E L E A S E

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 11, 2009
LIBBEY INC. ANNOUNCES FOURTH QUARTER AND FULL
YEAR 2008 RESULTS
BOARD SUSPENDS ANNUAL $0.10 PER SHARE DIVIDEND
TOLEDO, OHIO, FEBRUARY 11, 2009—Libbey Inc. (NYSE: LBY) announced today that sales for the fourth quarter of 2008 were $186.6 million compared to $225.1 million in the fourth quarter of 2007. Libbey reported a net loss of $68.9 million, or $4.68 per share, for the fourth quarter ended December 31, 2008, compared to a net loss of $5.0 million, or $0.34 per share, in the prior year quarter.
Fourth Quarter Special Charges
In the fourth quarter of 2008, Libbey recorded special charges of $45.3 million or $3.07 per share. These charges include pretax restructuring and other charges of $29.1 million associated with the planned closure of the Company’s ceramic dinnerware manufacturing facility in Syracuse, New York, scheduled for April 2009, and for the closure of its distribution center in Mira Loma, California, in May 2009. These closures were first announced on December 9, 2008. Approximately $4.3 million of these charges are expected to result in cash payments in 2009. The principal components of the charges include fixed asset write-downs, inventory write-downs, employee severance, pension and other post employment benefit curtailment charges, and other items. The Syracuse factory and Mira Loma distribution center currently employ approximately 305 people. Their closures are expected to result in a net reduction of approximately 10.0 percent of Libbey’s workforce in the United States and over 4.0 percent of Libbey’s total employment worldwide.
The Company also recorded non-cash charges for intangible asset impairment of $11.9 million at its Portugal and Netherlands locations. In addition, non-cash fixed asset

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impairment charges of $4.5 million were recorded at Libbey’s North American Glass operations.
Additional Cash Flow Enhancements
Libbey previously announced that it has identified $24 million to $28 million of cash flow enhancement that it expects to achieve in 2009. In addition, the Company has identified the following cash flow enhancements for 2009:
•	Further reductions of $10.0 million in capital spending

•	Required 2009 cash contributions to pension plans will be $9.0 million lower than in 2008

•	5.0 percent salary reduction for most U.S.A. salaried employees

•	7.5 percent salary reduction for all officers of the Company

•	Suspension of the 401 (k) match for all salaried and non-union hourly employees
The Company reported that it has reduced its international work force by approximately 500 people since October 2008. Combined with the job eliminations resulting from the planned closures of the Company’s Syracuse China ceramic dinnerware factory and a distribution center in California, the total of approximately 800 job eliminations represents over 10 percent of Libbey’s worldwide workforce.
Libbey has announced that, in light of current economic conditions, its Board of Directors has voted to suspend paying its $0.10 per share annual cash dividend on its outstanding common shares. The Company said it will review this decision as circumstances may warrant. The suspension of the dividend is expected to provide approximately $1.5 million of additional liquidity for the Company on an annual basis.
Including these additional actions, the Company now expects cash flow enhancements for 2009 to total between $46 million and $50 million.
Fourth Quarter Results
For the quarter-ended December 31, 2008, sales were $186.6 million compared to $225.1 million in the year-ago quarter. Sales of the North American Glass segment were $128.0 million versus $155.8 million in the fourth quarter of 2007 (see Table 3). The sales results were attributable to an approximate 25.0 percent decline in foodservice sales, a reduction of over 12.0 percent in the shipment of Crisa product, and a 6.0 percent decrease in shipments to U. S. and Canadian retail glassware customers. Approximately 9.0 percent of the reduction at Crisa was related to the devaluation of the Mexican peso. North American Other sales were $26.0 million compared to $33.9 million in the prior-year quarter, as shipments of Syracuse China products were off almost 40 percent. Shipments to World Tableware customers were down nearly 14 percent, while sales of Traex products were off 8.8 percent versus the prior year. International segment sales were $33.4 million compared to $38.9 million in the year-ago quarter, as the result of lower shipments to customers of Royal Leerdam and Crisal and a 6.2 percent unfavorable

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currency impact. These decreases were partially offset by a 58 percent sales growth in China.
The Company reported a loss from operations of $48.3 million during the quarter, compared to income from operations of $20.5 million in the year-ago quarter. Loss from operations, excluding special charges (see Table 1), was $3.2 million during the fourth quarter of 2008. Factors contributing to the loss from operations were $45.1 million of special charges, lower sales and margins, and lower capacity utilization partially offset by lower manufacturing costs, lower distribution costs and lower selling, general and administrative expenses.
Libbey reported a loss before interest and taxes of $47.5 million compared to earnings before interest and taxes (EBIT) of $25.3 million in the year-ago quarter. The reduced EBIT was mostly a result of the reduction in income from operations discussed above, $45.5 million of special charges (see Table 1) and the non-recurring $4.3 million gain on the sale of land at Libbey Leerdam in 2007. Normalized EBIT (see Table 3) was a loss of $0.9 million for North American Glass compared to EBIT of $15.7 million in the year-ago quarter. North American Other reported normalized EBIT for the fourth quarter of 2008 of $1.0 million compared to $4.4 million in the year-ago quarter. The International segment reported a normalized EBIT loss of $2.1 million, compared to EBIT of $5.2 million in the fourth quarter of 2007.
Libbey reported that normalized EBITDA (see Table 2) was $8.7 million for the fourth quarter compared to $35.1 million in the fourth quarter of 2007.
Interest expense increased by $0.5 million to $17.4 million, compared to $16.9 million in the year-ago period, as the result of higher average revolving debt partially offset by lower variable interest rates.
The effective tax rate was a negative 6.1 percent for the quarter compared to 159.6 percent in the year-ago quarter. The Company’s effective tax rate changed from the year-ago quarter primarily due to the Company’s provision for income taxes being significantly impacted by the recognition of valuation allowances in the United States, the Netherlands and Portugal. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate.
Libbey reported a net loss of $68.9 million, or $4.68 per share, for the fourth quarter ended December 31, 2008, compared to a net loss of $5.0 million, or $0.34 per share, in the prior year quarter. Excluding the special charges of $45.3 million the net loss was $23.7 million (see Table 1) and diluted loss per share was $1.61 for the fourth quarter.
Twelve-Month Results
For the twelve months ended December 31, 2008, sales decreased 0.5 percent to $810.2 million from $814.2 million in 2007. North American Glass sales decreased 2.5 percent to $554.1 million from $568.5 million in 2007 (see Table 3). The decrease in sales was primarily attributable to a decline of over 10.0 percent in sales to foodservice customers

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and to a currency impact of $2.1 million related to sales of Crisa product in Mexican pesos. Partially offsetting the decrease in sales was an increase of more than 4.0 percent in shipments to U.S. and Canadian retail glassware customers. North American Other sales decreased 8.4 percent to $111.0 million, as shipments of Syracuse China products declined 17.9 percent, shipments of World Tableware products were off 3.9 percent and Traex sales were flat with the prior year. International sales increased 12.3 percent to $153.5 million on the strength of increased sales at Libbey China of 171.3 percent, a 7.5 percent increase of Crisal sales at Libbey Portugal, a modest increase in sales at Libbey Leerdam and a favorable currency impact of 7.9 percent.
Libbey reported a loss from operations of $5.5 million during 2008 compared to income from operations of $66.1 million for 2007. Normalized income from operations, excluding special charges (see Table 1), was $39.6 million for the full year 2008 compared to $66.1 million in 2007. Primary contributors to the change in income from operations were $45.1 million of special charges, higher natural gas and electricity costs, increased carton costs, higher depreciation and an unfavorable mix of sales. Partially offsetting these higher costs were lower distribution costs and lower selling, general and administrative expenses.
Loss before interest and taxes was $4.4 million for 2008 compared to earnings before interest and taxes (EBIT) of $74.9 million in 2007. The reduced EBIT was mostly a result of the reduction in income from operations discussed above, $45.5 million of special charges (see Table 1), $5.4 million non-recurring gain on the land sales at Libbey Leerdam and Syracuse China in 2007 and higher prior year foreign currency translation gains. Normalized EBIT (see Table 1) for 2008 was $41.1 million. Normalized EBIT (see Table 3) was $30.9 million for North American Glass. The North American Other segment had normalized EBIT for 2008 of $10.6 million, compared to $15.7 million in 2007. The International segment reported normalized EBIT loss of $0.3 million compared to EBIT of $4.7 million in 2007.
For the twelve months ended December 31, 2008, normalized EBITDA (see Table 2) was $85.2 million compared to $116.5 million during 2007.
Interest expense increased $3.8 million compared to the year-ago period. Contributing to the increase in interest expense was higher debt, partially offset by slightly lower variable interest rates.
The effective tax rate was a negative 8.5 percent for 2008 compared to 125.7 percent in 2007. Similar to the fourth quarter impact, the Company’s effective tax rate changed from the year-ago period primarily due to the Company’s provision for income taxes being significantly impacted by the recognition of valuation allowances in the United States, the Netherlands and Portugal. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate.
The Company recorded a net loss of $80.5 million, or $5.48 per diluted share for 2008, compared to a net loss of $2.3 million, or $0.16 per diluted share, in the year-ago period. The Company reported that its normalized net loss per diluted share for the full year

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2008, as detailed in the attached Table 1, was $2.40 per diluted share. This compares to the diluted loss per share of $0.16 in 2007.
Working Capital and Liquidity
As of December 31, 2008, working capital, defined as inventories and accounts receivable less accounts payable, declined by $6.9 million to $206.9 million from $213.8 million at December 31, 2007, as the Company continues its efforts to reduce working capital. Working capital as a percentage of net sales was 25.5 percent in 2008, which compares to working capital as a percentage of 2007 net sales of 26.3 percent.
Libbey reported that it had available capacity of $44.6 million under its Asset Backed Loan (ABL) credit facility as of December 31, 2008 and cash on hand of $13.3 million. This compares to availability of $89.7 million at December 31, 2007.
Outlook for 2009
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “As announced in December, we saw a dramatic slowdown in the foodservice and retail channels in the fourth quarter due to the impact of the global economic recession. Declining consumer confidence and the weakness in the Mexican peso impacted us. However, we were pleased that our retail sales in the U.S. and Canada increased over 4.0 percent for the full year 2008, as we increased our market share in the U.S. from 34.0 percent in 2007 to 40.6 percent in 2008.”
Libbey also reported that given the lack of visibility in the current markets, the Company will not be providing any guidance at this time for 2009. Libbey said that it will continue to assess visibility in the markets and its ability to resume guidance in the future.
Webcast Information
Libbey will hold a conference call for investors on Wednesday, February 11, 2009, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 17, 2008. Important

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factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.

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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2008	2007
Net sales	$186,567	$225,110

Freight billed to customers	475	676

Total revenues	187,042	225,786

Cost of sales (1)	188,144	182,971

Gross profit	(1,102)	42,815

Selling, general and administrative expenses	20,764	22,296

Special charges (1)	26,434	—

(Loss) income from operations	(48,300)	20,519

Other income (1)	780	4,733

(Loss) earnings before interest and income taxes	(47,520)	25,252

Interest expense	17,440	16,939

(Loss) income before income taxes	(64,960)	8,313

Provision for income taxes	3,949	13,267

Net loss	$(68,909)	$(4,954)

Net loss per share:

Basic	$(4.68)	$(0.34)

Diluted	$(4.68)	$(0.34)

Weighted average shares:

Outstanding	14,730	14,553

Diluted	14,730	14,553

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	Twelve Months Ended December 31,
	2008 (Unaudited)	2007
Net sales	$810,207	$814,160

Freight billed to customers	2,422	2,207

Total revenues	812,629	816,367

Cost of sales (1)	703,292	658,698

Gross profit	109,337	157,669

Selling, general and administrative expenses	88,451	91,568

Special charges (1)	26,434	—

(Loss) income from operations	(5,548)	66,101

Other income (1)	1,119	8,778

(Loss) earnings before interest and income taxes	(4,429)	74,879

Interest expense	69,720	65,888

(Loss) income before income taxes	(74,149)	8,991

Provision for income taxes	6,314	11,298

Net loss	$(80,463)	$(2,307)

Net loss per share:

Basic	$(5.48)	$(0.16)

Diluted	$(5.48)	$(0.16)

Weighted average shares:

Outstanding	14,672	14,472

Diluted	14,672	14,472

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS

Cash	$13,304	$36,539
Accounts receivable — net	76,072	93,333
Inventories — net (1)	185,242	194,079
Deferred taxes	4,852	—
Other current assets	17,167	20,431

Total current assets	296,637	344,382

Other assets	8,355	13,968

Pension asset	9,351	3,253

Goodwill and purchased intangibles — net	194,477	208,091

Property, plant and equipment — net	317,586	329,777

Total assets	$826,406	$899,471

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$3,284	$622
Accounts payable	54,428	73,593
Accrued liabilities	62,272	70,112
Pension liability (current portion)	1,778	1,883
Nonpension postretirement benefits (current portion)	4,684	3,528
Payable to Vitro	—	19,575
Other current liabilities	25,877	11,558
Long-term debt due within one year	1,117	913

Total current liabilities	153,440	181,784

Long-term debt	545,856	495,099
Pension liability	109,505	71,709
Nonpension postretirement benefits	57,197	45,667
Other liabilities	18,297	12,097

Total liabilities	884,295	806,356

Common stock, treasury stock, capital in excess of par value and warrants	203,051	196,281
Retained deficit	(145,154)	(60,689)
Accumulated other comprehensive loss	(115,786)	(42,477)

Total shareholders’ equity	(57,889)	93,115

Total liabilities and shareholders’ equity	$826,406	$899,471

(1)	Inventory for 2008 has been reduced by $9,767 for write-downs related to our restructuring charges at Syracuse and Mira Loma.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2008	December 31, 2007
Operating activities
Net loss	$(68,909)	$(4,954)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	10,997	9,861
Loss (gain) on asset sales	66	(3,655)
Change in accounts receivable	26,869	10,427
Change in inventories	8,729	5,418
Change in accounts payable	(3,853)	19,168
Non-cash restructuring charges	28,865	—
Non-cash asset impairment charges	17,461	—
PIK interest	11,033	9,459
Pension & nonpension postretirement	(4,622)	(256)
Accrued liabilities & prepaid expenses	(27,835)	(28,095)
Income taxes	5,210	11,338
Other operating activities	4,699	7,069

Net cash provided by operating activities	8,710	35,780

Investing activities
Additions to property, plant and equipment	(15,715)	(11,129)
Proceeds from asset sales and other	—	5,582

Net cash used in investing activities	(15,715)	(5,547)

Financing activities
Net borrowings (repayments)	14,041	(6,973)
Debt financing fees and other	—	27
Dividends	(368)	(363)

Net cash provided by (used in) financing activities	13,673	(7,309)

Effect of exchange rate fluctuations on cash	(2,083)	209

Increase in cash	4,585	23,133

Cash at beginning of period	8,719	13,406

Cash at end of period	$13,304	$36,539

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2008	December 31, 2007
	(unaudited)
Operating activities
Net loss	$(80,463)	$(2,307)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:

Depreciation and amortization	44,430	41,572
Loss (gain) on asset sales	101	(4,923)
Change in accounts receivable	16,518	3,951
Change in inventories	(2,027)	(22,949)
Change in accounts payable	(19,460)	5,726
Non-cash restructuring charges	28,865	—
Non-cash asset impairment charges	17,461	—
PIK interest	21,249	18,217
Pension & nonpension postretirement	(18,604)	(3,061)
Payable to Vitro	(19,575)	—
Accrued liabilities & prepaid expenses	(7,667)	(2,915)
Income taxes	8,871	10,271
Other operating activities	9,261	7,875

Net cash (used in) provided by operating activities	(1,040)	51,457

Investing activities
Additions to property, plant and equipment	(45,717)	(43,121)
Proceeds from asset sales and other	117	8,213

Net cash used in investing activities	(45,600)	(34,908)

Financing activities
Net borrowings (repayments)	27,294	(20,850)
Debt financing fees and other	—	(111)
Dividends	(1,466)	(1,446)

Net cash provided by (used in) financing activities	25,828	(22,407)

Effect of exchange rate fluctuations on cash	(2,423)	631

Decrease in cash	(23,235)	(5,227)

Cash at beginning of period	36,539	41,766

Cash at end of period	$13,304	$36,539

Table 1
Reconciliation of “As Reported” results to “Normalized” results
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008			2007	2008			2007
	As Reported	Special Charges	Normalized	As Reported	As Reported	Special Charges	Normalized	As Reported
Net sales	$186,567	$—	$186,567	$225,110	$810,207	$—	$810,207	$814,160
Freight billed to customers	475	—	475	676	2,422	—	2,422	2,207

Total revenues	187,042	—	187,042	225,786	812,629	—	812,629	816,367

Cost of sales	188,144	18,681	169,463	182,971	703,292	18,681	684,611	658,698

Gross profit	(1,102)	(18,681)	17,579	42,815	109,337	(18,681)	128,018	157,669
Selling, general and administrative expenses	20,764	—	20,764	22,296	88,451	—	88,451	91,568

Restructuring charges	14,544	14,544	—	—	14,544	14,544	—	—
Asset impairment charges	11,890	11,890	—	—	11,890	11,890	—	—

(Loss) income from operations	(48,300)	(45,115)	(3,185)	20,519	(5,548)	(45,115)	39,567	66,101
Other (expense) income	780	(383)	1,163	4,733	1,119	(383)	1,502	8,778

(Loss) earnings before interest and income taxes	(47,520)	(45,498)	(2,022)	25,252	(4,429)	(45,498)	41,069	74,879

Interest expense	17,440	—	17,440	16,939	69,720	—	69,720	65,888

(Loss) income before income taxes	(64,960)	(45,498)	(19,462)	8,313	(74,149)	(45,498)	(28,651)	8,991
Provision (benefit) for income taxes	3,949	(246)	4,195	13,267	6,314	(246)	6,560	11,298

Net loss	$(68,909)	$(45,252)	$(23,657)	$(4,954)	$(80,463)	$(45,252)	$(35,211)	$(2,307)

Net loss per share:
Basic	$(4.68)	$(3.07)	$(1.61)	$(0.34)	$(5.48)	$(3.08)	$(2.40)	$(0.16)

Diluted	$(4.68)	$(3.07)	$(1.61)	$(0.34)	$(5.48)	$(3.08)	$(2.40)	$(0.16)

Weighted average shares:

Outstanding	14,730			14,553	14,672			14,472

Diluted	14,730			14,553	14,672			14,472

		Intangible
		Asset	Fixed Asset	Total
	Restructuring	Impairment	Impairment	Special
Special Charges Detail:	Charges	Charges	Charges	Charges
Cost of sales	$14,199	$—	$4,482	$18,681

Restructuring charges	14,544	—	—	14,544

Asset impairment charges	—	11,890	—	11,890

Other expense	383	—	—	383

Total	$29,126	$11,890	$4,482	$45,498

Restructuring charges are related to the announced closure of our Syracuse, New York manufacturing facility and our Mira Loma, California distribution center.
Intangible asset impairment charges are related to goodwill and intangible assets at our Libbey Portugal and Libbey Leerdam locations.
Fixed asset impairment charges are related to unutilized fixed assets at our North American Glass segment.

In accordance with the SEC’s Regulation G, tables 2 and 3 provides non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Net (Loss) Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2008	2007	2008	2007
Reported net loss	$(68,909)	$(4,954)	$(80,463)	$(2,307)

Add:
Interest expense	17,440	16,939	69,720	65,888
Provision for income taxes	3,949	13,267	6,314	11,298
Depreciation and amortization	10,997	9,861	44,430	41,572

EBITDA	(36,523)	35,113	40,001	116,451

Add:
Special Charges	45,498	—	45,498	—
Less: Depreciation expense included in Special Charges and also in Depreciation and Amortization above	(261)	—	(261)	—

Normalized EBITDA	$8,714	$35,113	$85,238	$116,451

Table 3
Summary Business Segment information
(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net Sales:
North American Glass	$128,009	$155,823	$554,129	$568,495
North American Other	25,987	33,882	111,029	121,217
International	33,366	38,926	153,532	136,727
Eliminations	(795)	(3,521)	(8,483)	(12,279)

Consolidated Net Sales	$186,567	$225,110	$810,207	$814,160

Normalized Earnings (Loss) before Interest & Taxes (EBIT):
North American Glass	$(852)	$15,690	$30,852	$54,492
North American Other	965	4,377	10,555	15,670
International	(2,135)	5,185	(338)	4,717

Consolidated Normalized EBIT	$(2,022)	$25,252	$41,069	$74,879

Normalized Depreciation & Amortization: (1)
North American Glass	$6,400	$5,717	$26,005	$25,558
North American Other	650	736	2,861	3,328
International	3,686	3,408	15,303	12,686

Consolidated Normalized Depreciation & Amortization	$10,736	$9,861	$44,169	$41,572

(1) Normalized Depreciation & Amortization excludes $261 of depreciation expense that is included in Special Charges below.

Special Charges:
North American Glass	$5,356	$—	$5,356	$—
North American Other	28,252	—	28,252	—
International	11,890	—	11,890	—

Consolidated Special Charges	$45,498	$—	$45,498	$—

Reconciliation of Normalized EBIT to Net Loss:
Segment Normalized EBIT	$(2,022)	$25,252	$41,069	$74,879
Restructuring and Impairment charges	(45,498)	—	(45,498)	—
Interest Expense	(17,440)	(16,939)	(69,720)	(65,888)
Income Taxes	(3,949)	(13,267)	(6,314)	(11,298)

Net Loss	$(68,909)	$(4,954)	$(80,463)	$(2,307)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.